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G&K SERVICES, INC.

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G&K SERVICES, INC.
5995 Opus Parkway
Minnetonka, Minnesota 55343
Notice of Annual Meeting of Shareholders Thursday, November 15, 2007
To the Shareholders of G&K Services, Inc.:
Please take notice that the Annual Meeting of Shareholders of G&K Services, Inc. will be held, pursuant to due call by our Board of Directors, at the Marquette Hotel, 710 Marquette Avenue, Universe Meeting Room, 50th Floor, IDS Building, Minneapolis, Minnesota, on Thursday, November 15, 2007, at 10:00 a.m. Central Standard Time, or at any adjournment or adjournments thereof, for the purpose of considering and taking appropriate action with respect to the following:
1.	To elect three “Class III” directors to serve for terms of three years;

2.	To ratify the appointment of Ernst & Young LLP, Independent Registered Public Accounting Firm, as our independent auditors for fiscal 2008; and

3.	To transact any other business as may properly come before the meeting or any adjournments thereof.
Pursuant to action of the Board of Directors, shareholders of record on September 18, 2007 will be entitled to vote at the meeting or any adjournments thereof.
A proxy for the meeting is enclosed. You are requested to complete and sign the proxy, which is solicited by the Board of Directors, and mail it promptly in the enclosed envelope.
By Order of the Board of Directors
G&K Services, Inc.
/s/ Richard L. Marcantonio
Richard L. Marcantonio
Chairman and Chief Executive Officer
October 12, 2007

Proxy Statement of G&K Services, Inc.
Annual Meeting of Shareholders to be Held Thursday, November 15, 2007
Voting by Proxy and Revocation of Proxies
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of G&K Services, Inc. to be used at the annual meeting of our shareholders to be held on Thursday, November 15, 2007, at 10:00 a.m. Central Standard Time, at the Marquette Hotel, 710 Marquette Avenue, Universe Meeting Room, 50th Floor, IDS Building, Minneapolis, Minnesota, or at any adjournment or adjournments thereof, for the purpose of considering and taking appropriate action with respect to the following:
1.	To elect three “Class III” directors to serve for terms of three years;

2.	To ratify the appointment of Ernst & Young LLP, Independent Registered Public Accounting Firm, as our independent auditors for fiscal 2008; and

3.	To transact any other business as may properly come before the meeting or any adjournments thereof.
The approximate date on which this proxy statement and the accompanying proxy were first sent or given to shareholders was October 12, 2007.
Each shareholder who signs and returns a proxy in the form enclosed with this proxy statement may revoke the same at any time prior to its use and prior to the annual meeting by giving notice of such revocation to the company in writing, in open meeting or by executing and delivering a new proxy to our Corporate Secretary. Unless so revoked, the shares represented by each proxy will be voted at the annual meeting and at any adjournments thereof. Mere presence at the annual meeting by a shareholder who has signed a proxy does not, alone, revoke that proxy; revocation must be announced by the shareholder at the time of the meeting. All shares which are entitled to vote and are represented at the annual meeting by properly executed proxies received prior to or at the annual meeting, and not revoked, will be voted at the annual meeting and any adjournments thereof.
Voting Procedures
The company has one class of voting securities outstanding: Class A Common Stock, $0.50 par value per share, of which 21,477,403 shares were outstanding as of the close of business on September 18, 2007, the record date for the annual meeting. Each share of Class A Common Stock is entitled to one vote on each matter put to a vote of shareholders. Our Class A Common Stock is referred to in this proxy statement as common stock. Only shareholders of record at the close of business on the record date for the annual meeting will be entitled to vote at the annual meeting or any adjournments thereof. A quorum, consisting of the holders of a majority of the stock issued and outstanding and entitled to vote at the annual meeting, and the presence of such shareholders, is requisite for the transaction of business at the annual meeting. Such quorum must be present, either in person or represented by proxy, for the transaction of business at the annual meeting, except as otherwise required by law, our Amended and Restated Articles of Incorporation or our Amended and Restated Bylaws.
All shares entitled to vote and represented by properly executed proxies received prior to the annual meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted as recommended by the Board of Directors. If any director nominee should withdraw or otherwise become unavailable for reasons not presently known, the proxies which would have otherwise been voted for that director nominee may be voted for a substitute director nominee selected by our Board of Directors.
A plurality of votes cast is required for the election of each director in Proposal No. 1. Each other proposal requires the affirmative vote of the holders of the greater of (i) a majority of the voting power of shares present and entitled to vote on that item of business, or (ii) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the annual meeting.
A shareholder who abstains with respect to any proposal is considered to be present and entitled to vote on that proposal, and is effectively casting a negative vote. A shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on any proposal shall not be considered present and entitled to vote on that proposal.
The Board of Directors unanimously recommends that you vote “FOR” the election of each director nominee named in this proxy statement and “FOR” the ratification of Ernst & Young LLP’s appointment as our independent accountant for fiscal 2008.
PROPOSAL NUMBER 1:
Election of Class III Directors
Pursuant to our articles of incorporation, our management and business affairs are vested in a Board of Directors comprised of not less than three and not more than 12 directors and our bylaws state that the number of directors is established by resolution of the Board of Directors. Presently, our Board of Directors consists of nine directors. Pursuant to our articles of incorporation, these directors are divided into three classes, designated as Class I, Class II and Class III, respectively, and are elected to serve for staggered three-year terms of office that expire in successive years. The current terms of office for the directors in Class I, Class II and Class III expire, respectively, at the 2008, 2009 and 2007 annual shareholders’ meetings.

Messrs. Bronson, Fortun, and Mrozek, each of whom currently serves as a Class III director, have been nominated by the Board of Directors to serve as our Class III directors for a three-year term commencing immediately following the annual meeting and expiring at our 2010 annual shareholders’ meeting, or until his or her successor is elected and qualified. If elected, each nominee has consented to serve as a Class III director.
Set forth below is information regarding the three individuals nominated for election to our Board of Directors as Class III directors, which includes information furnished by them as to their principal occupations for the last five years, certain other directorships held by them, and their ages as of the date of this Proxy Statement.

Name (and Age) of	Principal Occupation, Past Five Years	Director
Director/ Nominee	Business Experience and Directorships in Public Companies	Since
Class III Nominees:

John S. Bronson (59)	Mr. Bronson is a director of the company and serves as a member of the Compensation and Corporate Governance Committees of our Board of Directors. Mr. Bronson was Senior Vice President, Human Resources from 1999 to 2003 for Williams-Sonoma, Inc., a specialty retailer of home furnishings. Prior to his employment with Williams-Sonoma, Inc., Mr. Bronson held several senior human resource-related management positions with PEPSICO, from 1979 to 1999, most recently as its Executive Vice President, Human Resources Worldwide for Pepsi-Cola Worldwide.	2004

Wayne M. Fortun (58)	Mr. Fortun is a director of the company, and serves as Chair of the Compensation Committee of our Board of Directors. Mr. Fortun was elected director, President and Chief Operating Officer of Hutchinson Technology, Inc., a world leader in precision manufacturing of suspension assemblies for disk drives, in 1983 and was appointed its Chief Executive Officer in May 1996. Mr. Fortun also serves as a director of C.H. Robinson Worldwide, Inc., a global provider of multimodal transportation services and logistics solutions.	1994

Ernest J. Mrozek (54)	Mr. Mrozek is a director of the company and serves as a member of the Audit Committee of our Board of Directors. Mr. Mrozek is also one of our Audit Committee Financial Experts Mr. Mrozek has served as Vice Chairman of The ServiceMaster Company, a residential and commercial service company, since November 2006. Mr. Mrozek previously served as ServiceMaster’s President and Chief Financial Officer since January 2004. Mr. Mrozek joined ServiceMaster in 1987 and has held various senior positions in general management, operations and finance. Prior to joining ServiceMaster, Mr. Mrozek spent 11 years with Arthur Andersen & Co.	2005
Directors and Executive Officers of the Company
Set forth below is information regarding our executive officers and the balance of our directors, which includes information furnished by them as to their principal occupations for the last five years, certain other directorships held by them, and their ages as of the date of this Proxy Statement.

				Director
Name	Age	Title	Since	Term Expires
Richard L. Marcantonio	57	Chairman of the Board and Chief Executive Officer and Director (Class II)	2002	2009
Jeffrey L. Wright	45	Senior Vice President and Chief Financial Officer	1999	—
David F. Fisher	58	Vice President, General Counsel and Corporate Secretary	2004	—
Robert G. Wood	59	President, G&K Services Canada, Inc.	1998	—
David M. Miller	51	President, U.S. Rental Operations	2005	—
Douglas A. Milroy	48	President, Direct Purchase and Business Development	2006	—
Thomas J. Dietz	43	Vice President and Controller	2006	—
Michael G. Allen	69	Director (Class I)	2001	2008
Paul Baszucki	67	Director (Class II)	1994	2009
John S. Bronson	59	Director (Class III)	2004	2007
J. Patrick Doyle	44	Director (Class I)	2005	2008
Wayne M. Fortun	58	Director (Class III)	1994	2007
Ernest J. Mrozek	54	Director (Class III)	2005	2007
M. Lenny Pippin	60	Presiding Director (Class I)	2001	2008
Alice M. Richter	54	Director (Class II)	2003	2009

Richard L. Marcantonio – Mr. Marcantonio has served as our Chairman of the Board and Chief Executive Officer since November 10, 2005. Prior thereto, Mr. Marcantonio was our President and Chief Executive Officer since January 1, 2004, and our President and Chief Operating Officer since July 15, 2002. Mr. Marcantonio has served as a director of the company since November 6, 2003. Prior to joining the company, Mr. Marcantonio served as President of the Industrial and Service Sectors at Ecolab, Inc., a leading global developer and marketer of cleaning and maintenance products, from March 2002 until July 15, 2002. Mr. Marcantonio served as Senior and/or Executive Vice President of Ecolab’s industrial group from March 1997 until December 2000, and served as Executive Vice President of Ecolab’s Industrial and Service Sectors from January 2001 until March 2002. Prior to his employment at Ecolab, Mr. Marcantonio served in senior management, sales and marketing positions at Keebler Company, a subsidiary of United Biscuits (Holdings) plc. Mr. Marcantonio also served as President and Chief Executive Officer of Specialty Brands, another subsidiary of United Biscuits (Holdings) plc. Mr. Marcantonio serves as a director and member of the Audit Committee of the H.B. Fuller Company, a worldwide manufacturer of adhesives, sealants, coatings, paints and other specialty chemicals.
Jeffrey L. Wright – Mr. Wright has served as our Senior Vice President since January 2004 and as our Chief Financial Officer since 1999. Mr. Wright was our Secretary from February 1999 until May 2004, and served as our Treasurer from February 1999 until November 2001. Mr. Wright was employed with BMC Industries, Inc. from 1996 until the time he joined the company, serving as its Controller from 1996 to 1998 and its Treasurer from 1998 to 1999. From 1993 to 1996, Mr. Wright was Treasurer for Employee Benefit Plans, Inc. From 1984 to 1993, Mr. Wright was employed with Arthur Andersen & Co.
David F. Fisher – Mr. Fisher has served as our Vice President, General Counsel and Corporate Secretary since May 2004. Prior to joining the company, between April 2003 and August 2004, Mr. Fisher served as President and Chief Executive Officer of Internet Destination Sales System, LLC, a privately held software service provider. Between March 1999 until January 2003, Mr. Fisher was the Commissioner of Administration for the State of Minnesota, following which he was a private consultant (between January and April 2003). Mr. Fisher served as Vice President, General Counsel and Corporate Secretary for ADC Telecommunications, Inc., a manufacturer and distributor of communications equipment, from July 1994 until March 1999. Between August 1980 and July 1994, Mr. Fisher was the Vice President and Associate General Counsel of The Pillsbury Company, a food producer and distributor. As announced, Mr. Fisher will be leaving the company effective October 24, 2007.
Robert G. Wood – Mr. Wood has served as President of G&K Services Canada, Inc. and affiliated entities since 1998, and as one of our Regional Vice Presidents between 1997 and 1998. Mr. Wood joined the company in 1995 as a General Manager and served as an Executive Vice President of the company from May 2000 until July 2002. Prior to joining the company, Mr. Wood was Vice President of Marketing and Director of Sales with Livingston International, Inc., where he spent 23 years in a variety of operating, sales, service and marketing positions.
David M. Miller – Mr. Miller has served as our President of U.S. Rental Operations since December 2005. Prior to joining the company, between July 2002 and December 2005, Mr. Miller held various positions with Strategic Equipment and Supply Corp., a provider of foodservice equipment and supplies, including its Corporate Executive Vice President Operations, its President – Northern Region and, most recently, its Chief Operating Officer. Prior to joining Strategic Equipment and Supply, between March 1993 and June 2002, Mr. Miller held various positions with LSG/Sky Chefs, including its Vice President Marketing, its Managing Director, its Vice President Operations and, most recently, its Senior Vice President Operations.
Douglas A. Milroy – Mr. Milroy has served as our President, Direct Purchase and Business Development since November 2006. Mr. Milroy joins us with more than 20 years of global leadership experience in business to business organizations. Most recently, since 2004, Mr. Milroy was managing director of The Milroy Group, a firm focused on the acquisition and management of industrial companies in partnership with other investors. Prior to that, between 2000 and 2004, Mr. Milroy was the Vice President and General Manager – Food and Beverage North America and Water Care for Ecolab Inc. Mr. Milroy has also held senior positions with FMC Corporation and McKinsey & Company. Mr. Milroy holds a Bachelor of Mechanical Engineering degree from the University of Minnesota (1982) and an M.B.A. from the Harvard Business School (1986).
Thomas J. Dietz – Mr. Dietz has served as the company’s Vice President and Controller since July 2006. Mr. Dietz, who also served as the company’s Director of Financial Planning and Analysis between December 2004 and July 2006, has over 20 years of financial reporting and related experience. Prior to joining the company, between 1995 and 2004, Mr. Dietz was employed in various capacities with The St. Paul Companies, which is now known as The St. Paul Travelers Companies, Inc, including most recently as its Assistant Vice President of Financial Planning and Analysis.
Michael G. Allen – Mr. Allen is a director of the company, and serves as a member of the Audit Committee of our Board of Directors. Mr. Allen founded The Michael Allen Company, a Connecticut-based strategy development company, and has served as that company’s Founder and Chair since its inception in 1979. From 1974 to 1979, Mr. Allen served as Vice President of Corporate Strategy for General Electric.
Paul Baszucki – Mr. Baszucki is a director of the company, and serves as a member of the Corporate Governance

Committee of our Board of Directors. Mr. Baszucki served as a director and Chair of the Board of Directors of Norstan, Inc., from May 1997 until December 2004, and as its Chief Executive Officer from 1986 until May 1997, and again from December 1999 to October 2000. Mr. Baszucki also serves as a director and member of the Audit Committee of WSI Industries, Inc., a precision contract machining company primarily servicing the aerospace/avionics industry and recreational vehicles markets. Mr. Baszucki has been a director of WSI Industries since 1988.
John S. Bronson – See information under “Election of Class III Directors” above.
J. Patrick Doyle –Mr. Doyle is a director of the company and serves as a member of the Compensation Committee of our Board of Directors. Mr. Doyle currently serves as President, Domino’s Pizza U.S.A. Mr. Doyle previously served as Executive Vice President of U.S. Store Operations for Domino’s Pizza, Inc., a position he held since October 2004. Mr. Doyle served as Domino’s Executive Vice President of International Operations from May 1999 to October 2004, as Domino’s interim Executive Vice President, Build the Brand, from December 2000 to July 2001 and as Domino’s Senior Vice President of Marketing from the time he joined Domino’s in 1997 until May 1999. Prior to joining Domino’s, Mr. Doyle served as Vice President and General Manager for the U.S. baby food business of Gerber Products Company.
Wayne M. Fortun – See information under “Election of Class III Directors” above.
Ernest J. Mrozek – See information under “Election of Class III Directors” above.
M. Lenny Pippin – Mr. Pippin is the Presiding Director of the company, and serves as the chair of the Corporate Governance Committee of our Board of Directors. Mr. Pippin has served as President and Chief Executive Officer of The Schwan Food Company, a branded frozen-food company, since November 1999. Prior to joining Schwan’s, Mr. Pippin served as President and Chief Executive Officer of Lykes Brothers, Inc., a privately held corporation with operating divisions in the food, agriculture, transportation, energy and insurance industries. Mr. Pippin also serves as a director and member of the Audit Committee of American Tire Distributors, Inc, a nationwide supplier of aftermarket wheels, accessories and automotive service equipment to tire dealers, service repair shops and automotive performance shops
Alice M. Richter – Ms. Richter is a director of the company, and serves as Chair of the Audit Committee of our Board of Directors. Ms. Richter is also one of our Audit Committee Financial Experts. Ms Richter has been retired since June 2001. Prior to her retirement, Ms. Richter was a certified public accountant with KPMG LLP for 26 years. Ms. Richter joined KPMG’s Minneapolis office in 1975 and was admitted to the KPMG partnership in 1987. During her tenure at KPMG, she served as the National Industry Director of KPMG’s U.S. Food and Beverage practice and has also served as a member of the Board of Trustees of the KPMG Foundation from 1991 to 2001. Ms. Richter is also the Chair of the Audit Committee of West Marine, Inc.
Executive Compensation
Compensation Discussion and Analysis
This section describes our compensation program for our executive officers. The discussion focuses on the program and decisions for the 2007 fiscal year. We address why we believe the program is right for our company and our shareholders, and we explain how compensation is determined.
Overview
What person or group is responsible for determining the compensation levels of executive officers?
The Compensation Committee of our Board of Directors, which consists entirely of independent directors and whose membership is determined by the Board of Directors, is responsible for:
•	approving the design and implementation of our executive compensation program;

•	regularly reporting on committee actions and recommendations at board meetings;

•	working with the Audit and Governance Committees of our Board of Directors, as appropriate; and

•	reviewing named executive officer (NEO) compensation and reporting to the Board of Directors, which is responsible for approving all NEO compensation
The Compensation Committee of our Board of Directors retained the Hay Group as the independent compensation consultant to provide market information, analysis and guidance in the development and assessment of our executive compensation program. The Compensation Committee also works with our human resources and compensation and benefits professionals on the design and implementation of executive compensation programs and employee benefit plans that are of material significance.
Certain of our executive officers also have roles in the compensation process, as follows:
•	Our Chairman and Chief Executive Officer recommends compensation actions for members of the executive committee and his direct reports and submits those recommendations to the Compensation Committee for review and approval.

•	In addition, our Chairman and Chief Executive Officer provides his perspective on recommendations provided by the consulting firm hired by the Compensation Committee regarding compensation program design issues.

•	When requested by the Compensation Committee, other executive officers may also review recommendations on plan design, structure and cost, and provide a perspective to the Compensation

Committee on how these recommendations may affect recruitment, retention and motivation of company employees as well as company financial results.
The Compensation Committee annually reviews NEO compensation. The Compensation Committee considers information provided by its independent compensation consultant, and reviews and recommends compensation actions for NEOs for approval by our full Board of Directors.
Discussion and Analysis
The following discussion and analysis is focused on our NEO compensation program. Our NEOs are our Chairman and Chief Executive Officer, our Chief Financial Officer, and the three most highly compensated executive officers, other than our Chairman and Chief Executive Officer and our Chief Financial Officer, who were serving as executive officers at the end of fiscal 2007. The discussion focuses on the program and decisions for fiscal 2007 and specifically answers the following questions:
1.	What are the objectives of the company’s compensation program?

2.	What is the compensation program designed to reward?

3.	What is each element of compensation?

4.	Why does the company choose to pay each element?

5.	How does the company determine the amount/formula for each element?

6.	How does each element and the company’s decision regarding that element fit into the company’s overall compensation objectives and affect decisions regarding other elements?
What are the objectives of the company’s compensation program?
The objectives of our compensation programs are to provide compensation and benefits plans that enable the company to attract, retain and motivate highly qualified, experienced executives and reward them for performance that creates long-term shareholder value.
What is the compensation program designed to reward?
The compensation program strives to effectively utilize elements of compensation under a total reward philosophy that combines annual and multi-year reward opportunities, which are designed to:
•	provide competitive levels of compensation that link compensation to the achievement of the company’s annual objectives and long-term goals;

•	reward for achieving company performance objectives; and

•	recognize individual initiative and reward strong individual and team performance.
Shareholder value and corporate performance are realized through the company’s ongoing business strategy to:
•	achieve year-over-year growth in revenue and earnings;

•	increase value of existing assets;

•	maintain financial strength and flexibility;

•	participate in continued industry consolidation; and

•	reward strong individual performance that is aligned with company goals and objectives.
What is each element of compensation?
There are five components of G&K’s executive compensation program:
•	base salary;

•	annual management incentive compensation (referred to as Management Incentive Plan);

•	long-term equity-based compensation;

•	benefits and perquisites; and

•	severance and change-in-control benefits.
Base Salary
Base salary is fixed compensation designed to compensate NEOs for their level of experience and continued performance excellence in their individual roles. Base salary is designed to facilitate our attraction and retention of talent and to facilitate competitive pay for a specific executive job. Base salary is set in relation to the competitive market for the position and individual performance. We review executive base salary on an annual basis, and increases are based on individual performance (comparing to the median of the competitive market for each position).
Annual Management Incentive Plan
The annual Management Incentive Plan (MIP) is a variable pay program tied to achievement of annual business performance goals. The MIP is designed to compensate NEOs for meeting specific company financial goals and individual function/business goals established as part of our annual business plan. MIP targets are based on competitive market data and expressed as a percentage of base salary, as follows:

Target Bonus
Chairman and Chief Executive Officer	75%
Remaining NEOs	40-50%

Management Incentive Plan Payouts
MIP payouts are calculated based on performance measures set at the beginning of each fiscal year. The measures align NEOs with clear line-of-sight responsibility to:
•	Quantitative financial measures: revenue and EPS/operating income growth objectives have been chosen as the key financial measures of the MIP because they best represent our primary short-term benchmarks for attaining our strategy and they align with our growth goals.

•	Key initiatives/functional objectives: key initiatives/functional objectives reward individuals for achieving goals that support and drive financial performance.
Performance Measures and Weights
The performance measures are weighted as follows:

		President
		(US	CFO
		Rental	and
Plan Components	Chairman	Ops. and	Other
and Measures	and CEO	Canada)	NEOs
Company Financial Measures:	80%	50%	75%
➢ Revenue growth
➢ EPS growth
Business Unit Financial Measures		40%
➢ Revenue growth
➢ Operating income growth
Key Initiatives/Functional Objectives	20%	10%	25%
MIP Performance Targets
Incentive compensation is determined by the Compensation Committee of our Board of Directors for management level employees based generally on achievement of certain targets against an internal business plan approved annually by the Board of Directors. Over the past five years, we have achieved performance in excess of the target level two times and have achieved the maximum performance level in one of those years (fiscal 2005). Over the past five years, the payout percentage has ranged from 3% to 229% of senior executive participant’s target award opportunity, with an average payout percentage equal to approximately 90% of the total target award opportunity for this group. Management incentive payout targets generally are based on achievement of objectives for revenue, earnings per share, and performance against specified personal objectives or segment financial performance and other factors. In fiscal 2008, MIP incentive plan payout opportunities are capped at 200% of target.
The Compensation Committee of our Board of Directors sets the minimum, target and maximum levels for each company financial objective such that the relative difficulty of achieving the target level is consistent from year to year. Performance targets are established at levels that are achievable but challenging (“stretch” goals) and above prior year actual results. We believe that the disclosure of specific confidential performance targets would result in competitive harm.
Long-Term Equity Compensation
Long-term equity compensation supports strong organization performance over a long period of time (typically three years or more). Long-term equity compensation aligns NEO’s compensation with shareholders’ interests; it rewards the NEOs for increasing long-term shareholder value and promotes executive retention. Long-term equity award targets for each position are established each year based on competitive market data, also taking into account run rate and dilution. Individual equity awards are based on individual performance.
In fiscal year 2007, we granted two types of equity awards:
•	Stock Options (Non-qualified Stock Options) — each stock option represents the right to purchase one share of our Class A Common Stock at a price equal to the fair market value of the common stock on the date of grant. Options vest and become exercisable in equal installments over three years and have a term of ten years.

•	Restricted Stock — restricted stock represents the right to own Class A Common Stock after time restrictions lapse. Restrictions lapse in equal installments over five years.
Vesting schedules and term lengths
Vesting schedule and term lengths for new grants are reviewed from time-to-time by the Compensation Committee of our Board of Directors.
Mix
For fiscal 2007, the Compensation Committee approved equity compensation grants allocated among the types of awards, as follows:
•	40% of the target expected value in the form of non-qualified stock options; and

•	60% of the target expected value in the form of restricted stock.

Grant Practice
Our grant practice in recent years has been to grant equity annually on or about the first business day of September and after the fiscal year end earnings announcement, which generally happens around mid-August. The price per share of the company’s stock is set based on market close on the day of grant. In fiscal 2008, we intend to make annual grants effective as of the date of the August Board of Director’s meeting, which occurs after the year end earnings announcement. On occasion, the Compensation Committee may grant stock options or restricted stock to NEOs at times other than annual grant (e.g., upon hire or promotion), with the grant price set based on market close on date of grant.
Equity Holding Requirements
We believe that requiring executive officers to hold significant amounts of our common stock strengthens the alignment of the executive officers’ interests with those of our shareholders and promotes achievement of long-term business objectives. Equity holding requirements for our executive officers were implemented in August 2004. Since August 2004, members of the executive committee have been required to hold for three years one-half of all shares granted, net of the number of shares required to cover estimated taxes and exercise cost. The holding requirement applies to restricted stock at the time of vesting and stock options at the time of exercise. Effective for fiscal 2008, we have adopted expanded equity ownership guidelines for our executive officers. Specifically, NEOs have five years to achieve ownership targets of five times base salary for our Chairman and Chief Executive Officer and three times base salary for the remaining NEOs.
Benefits
Benefits include health and welfare, retirement, and perquisite programs that are intended to provide financial protection and security to NEOs and their families and to reward their dedication and long-term commitment to the company. Company sponsorship (coupled with competitive employee cost-sharing arrangements) of these plans is critical to our ability to attract and retain the talent we need to support our overall business objectives. NEOs have the opportunity to participate in the same retirement, health and welfare plans as other company salaried employees and have supplemental benefits provided as well:
•	Pension plan (frozen as of January 1, 2007)

•	Supplemental Executive Retirement Plan (SERP)(frozen as of January 1, 2007) (We redesigned our company-sponsored retirement program for U.S. non-union employees, including the U.S. NEOs, to maintain competitive retirement benefits while reducing the volatility of future company defined benefit pension costs. The new program, which took effect January 1, 2007, included freezing the pension and SERP benefits and enhancing the 401(k) and DEFCO.)

•	Executive Deferred Compensation Plan (DEFCO)

•	executive long-term disability insurance

•	financial planning services
o	Chairman and Chief Executive Officer — $5,000 each year

o	other NEOs — $2,500 each year
•	executive physical

•	leased automobile

•	country club dues (Chairman and Chief Executive Officer and Chief Financial Officer) (country club dues have been eliminated starting in fiscal 2008)
Severance and Change-in-Control Benefits
Severance and change-in-control benefits include salary and certain benefits that are paid in the event of termination of employment under certain circumstances, including following a change-in-control. Severance and change-in-control benefits help attract executive talent, assist with the career transition of executives, and create an environment that provides for adequate business transition and knowledge transfer during times of change. The level of this severance protection is established to be competitive with market best practices. We have entered into agreements with each of our NEOs that provide benefits to the executive if he or she is terminated after a change in control of the company. With respect to the Chairman and Chief Executive Officer in particular, benefits are provided if he is terminated at any time, for any reason, within two years following a change in control. With respect to other NEOs, benefits are provided if an NEO is terminated within one year following a change of control if the termination is by the employer without cause, or by the executive for good reason. The various key terms are defined specifically in each agreement. Severance benefits are payable in such circumstances. In the event of a change in control, and regardless of whether the executive is terminated, unvested equity awards will vest immediately upon the change in control, consistent with the provisions of our equity compensation plan.
These agreements were put in place to assure that we will have the continued dedication, undivided loyalty and objective advice and counsel from these key executives in the event of a proposed transaction, or the threat of a transaction, which could result in a change in control of the company. We also believe that these agreements are beneficial to the company because, in consideration for these severance arrangements, the executives agree to noncompetition and nonsolicitation covenants for a period of time following termination of employment.
Why does the company choose to pay each element?
We strive to effectively utilize elements of compensation under a total reward philosophy that combines annual and multi-year reward opportunities. Our intent is to develop a compensation program that rewards the annual accomplishment of the company’s goals and objectives while supporting the company’s long-term business strategy. The Compensation Committee of our Board of Directors approves the overall executive compensation program and the specific levels of compensation for each executive.
How does the company determine the amount/formula for each element?
Executive compensation is reviewed annually, as follows:

Compensation
Committee Meeting
Held In:	Agenda
February	Compensation Committee reviews and approves the peer group

May	Compensation Committee reviews market data, establishes equity guidelines, reviews MIP plan design and establishes preliminary company financial performance targets for the upcoming fiscal year

June	Compensation Committee approves MIP plan design and company financial performance targets, which are subsequently approved by our entire board

August	Compensation Committee reviews performance for prior year and approves merit increases, equity grants, and MIP payouts, provided that the full Board of Directors approves all compensation actions for NEOs
Executive compensation is set at levels that the Compensation Committee believes to be competitive with those offered by employers of comparable size, growth and profitability in the company’s industry and in general industry as well. Annually, the Compensation Committee reviews all elements of executive compensation, individually and in the aggregate, against market data for companies with which we compete for executive talent. The Compensation Committee’s independent compensation consultant works with our internal human resources and benefits professionals in conducting research and formulating recommendations for the Compensation Committee’s consideration to determine the levels and components of compensation to be provided for the fiscal year. The independent compensation consultant also provides background material for consideration by the Compensation Committee with respect to compensation for our Chairman and Chief Executive Officer. The Compensation Committee evaluates our executive compensation based on competitive market information from:
•	proxy data from a “peer group” of publicly-traded companies with similar industry sector (business services) and similar size (revenue, capitalization, number of employees); and

•	general survey data based on similar sized companies
Peer Group Data
The various elements of our executive compensation program for fiscal 2007 were benchmarked relative to the compensation provided to executives of the following peer group:
•	Apogee Enterprises, Inc.

•	Bowne & Company

•	Ceridian Corporation

•	ChoicePoint, Inc.

•	Cintas Corporation

•	Comfort Systems USA, Inc.

•	Crawford & Company

•	Deluxe Corporation

•	Donaldson Company, Inc.

•	Hanover Compressor Co. (Holding Co.)

•	Kinetic Concepts, Inc.

•	Labor Ready, Inc.

•	NCO Group, Inc.

•	Paychex, Inc.

•	Rollins, Inc.

•	SITEL Corporation

•	UniFirst Corporation

•	Universal Compression Holdings, Inc.
General Survey Data
We benchmark NEO compensation to survey data based on job responsibility, generally using market median data from companies with revenues from $500 million to $3 billion. As our revenue grows, we are moving to be competitive with companies with annual revenue in the $1 to $3 billion range. Our plan design, plan features, and participant eligibility were also benchmarked as part of the overall analysis process.
How does each element and the company’s decision regarding that element fit into the company’s overall compensation objectives and affect decisions regarding other elements?
In general, an NEO’s compensation at target is weighted more heavily on variable performance-based compensation than on fixed base compensation. This pay mix supports their roles in enhancing value to shareholders over the long-term. The variable pay components, at target (annual and long-term incentives), represented more than one-half of the total pay opportunity for all NEOs, including our Chairman and Chief Executive Officer, all of which is at risk. Through this mix of pay, non-performance has a significant affect on the amount of compensation realized by NEOs. In making actual individual pay decisions, the Compensation Committee considers company performance and individual NEO performance.

Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation in excess of $1million paid to our Chief Executive Officer and three other highly compensated executive officers (covered employees), unless the compensation constitutes “qualified performance-based compensation,” as defined in Section 162(m) thereof. While the Compensation Committee considers the deductibility of compensation arrangements as an important factor in executive compensation decisions for executives, deductibility is not the sole factor used by the Compensation Committee in ascertaining appropriate levels or modes of compensation. We believe that, to remain competitive, we must maintain a compensation program that will continue to attract, retain, and reward the executive talent necessary to maximize shareholder return. All covered employee compensation for the past five years has been tax deductible.
Compensation Committee Report
The Compensation Committee of our Board of Directors has furnished the following report:
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with the company’s management. Based on that review and discussion, the Compensation Committee has recommended to the company’s Board of Directors that the Compensation Discussion and Analysis be included in the company’s proxy statement for the 2007 annual meeting of shareholders.
Wayne M. Fortun
J. Patrick Doyle
John S. Bronson
2007 Summary Compensation Table
The table below shows the compensation of the company’s Chairman and Chief Executive Officer, Chief Financial Officer and each of the other three most highly compensated executive officers for services in all capacities to the company in fiscal 2007, except as otherwise indicated. For a discussion of the amount of an NEO’s salary and bonus in proportion to his total compensation, please see the Compensation Discussion and Analysis on pages 5 to 9.
We believe that our compensation practices are fair and reasonable. Our executive officers are not guaranteed salary increases or bonus amounts. Pension benefits have been frozen and are calculated on salary and bonus only; the proceeds earned on equity or other performance awards are not part of the pension calculation. We do not guarantee a return or provide above-market returns on compensation that has been deferred. We have not repriced stock options, and we do not grant reload options. We believe our compensation program holds our executive officers accountable for the financial and competitive performance of our company, and for their individual contribution toward that performance.

							Change in
							Pension Value
							and
							Nonqualified
				Restricted		Non-Equity	Deferred
				Stock	Stock	Incentive	Compensation	All Other
		Salary	Bonus	Awards	Options	Compensation	Earnings ($)	Compensation
NEO	Year	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	(6)	($) (7)	Total ($)
Richard L. Marcantonio	2007	666,346	—	249,101	219,215	366,201	74,845	241,923	1,817,630
Jeffrey L. Wright	2007	312,404	—	113,898	87,318	115,349	32,919	80,763	742,651
Robert G. Wood	2007	377,461	—	75,113	73,963	81,969	—	138,532	747,038
David M. Miller	2007	297,194	—	55,713	89,567	77,950	25,997	36,168	582,589
David F. Fisher	2007	240,830	—	23,942	40,191	69,696	4,036	38,415	417,110

(1)	The annual salary rate set by the Compensation Committee for fiscal 2007 (effective September 1, 2006) for each NEO was as follows: Mr. Marcantonio: $675,000; Mr. Wright: $315,000; Mr. Miller: $298,700; Mr. Wood: $427,137 CAD; and Mr. Fisher: $242,050 (Mr. Wood’s salary was converted to USD using an average exchange rate for fiscal 2007 of 0.8837).

(2)	Our MIP plan is performance based. In accordance with SEC requirements, these amounts are reported in the Non-Equity Incentive Plan Compensation.

(3)	Shown is the expense recognized in our financial statements for fiscal 2007 under FAS 123(R) for all restricted stock awards held by each NEO. This amount is comprised of the fair market value of restricted stock awarded on January 3, 2000 to September 1, 2006, which were allocated to service provided by the NEO during fiscal 2007. Accounting estimates of forfeitures are not included in these figures.

(4)	Shown is the expense recognized in our financial statements for fiscal 2007 under FAS 123(R) for all outstanding stock option awards held by each NEO. This amount is comprised of the fair market value of restricted stock awarded on August 25, 2003 to September 1, 2006, which were allocated to service provided by the NEO during fiscal 2007. Accounting estimates of forfeitures are not included in these figures.

(5)	MIP performance amounts earned in fiscal 2007.

(6)	We do not pay above market earnings on deferred compensation. Therefore, no amounts are reported in this column for deferred compensation. For qualified and non-qualified plan benefits this represents (i) the present value of the accrued benefit valued as of June 30, 2007 minus (ii) the present value of the accrued benefit valued as of June 30, 2006. The benefits have been valued assuming benefits commence at age 65 and using FAS 87 assumptions for mortality, assumed payment form and discount rates in effect at the measurement dates. Mr. Wood is not eligible for our Pension Plan, SERP, DEFCO, or 401(k) plan. Instead, he participates in a Canadian pension program and a retirement compensation arrangement.

(7)	The value of perquisites and other personal benefits in provided in this column (see table below).

All Other Compensation
	Tax		Country		Personal			Tax-			Total
	Gross-		Club	Financial	Use of	401(k)	DEFCO	able		Executive	Other
	up ($)	Loan	Dues	Planning	Car ($)	Match	Match	Life ($)	Pension	LTD ($)	Compen
NEO	(1)	($) (2)	($) (3)	($) (4)	(5)	($) (6)	($) (7)	(8)	($) (9)	(10)	-sation
Richard L. Marcantonio	74,097	40,000	3,438	6,900	20,109	12,390	84,988	—	—	—	241,923
Jeffrey L. Wright	22,763	—	8,114	1,874	11,424	7,173	29,415	—	—	—	80,763
Robert G. Wood	32,147	—	—	98	14,204	—	—	855	90,045	1,183	138,532
David M. Miller	—	—	—	2,500	12,854	5,716	15,098	—	—	—	36,168
David F. Fisher	—		—	2,500	10,680	4,022	21,213	—	—	—	38,415

(1)	For Mr. Marcantonio, this amount includes tax gross-ups on restricted stock granted in 2002 and 2003 and a tax-gross-up on the taxes due on the forgiven portion of his loan repayment. For Mr. Wood, these amounts include tax-gross-ups on restricted stock granted in 2001. For Mr. Wright, these amounts include tax-gross-ups on restricted stock granted in 2000 and 2001.

(2)	Includes final loan repayment for Mr. Marcantonio.

(3)	Includes monthly dues and expenses for country club.

(4)	Includes fees paid by the company on behalf of the NEO for financial planning. Financial planning is capped at $5,000 for the calendar year for the Chairman and Chief Executive Officer and $2,500 for calendar year for the remaining NEOs. The $6,900 for Mr. Marcantonio consists of $1,900 paid in calendar year 2006 plus $5,000 paid in calendar year 2007, which all fall during our fiscal 2007. Mr. Wood received $110.67 CAD, which was converted to USD using an average exchange rate for fiscal 2007 of 0.8837.

(5)	Includes taxable income on personal use of company leased car.

(6)	Includes company match on 401(k).

(7)	Includes company match on DEFCO.

(8)	Includes a one-time cash contribution of $75,000 and a company match to a Canadian retirement plan for Mr. Wood.

(9)	Includes contributions by us to a pension plan for Mr. Wood.

(10)	Includes fees paid by us for executive long-term disability for Mr. Wood.

Grants of Plan-Based Awards in fiscal 2007
The following table shows the grants of plan-based awards to the NEOs in fiscal 2007.

										All Other
									All Other	Option		Grant
									Stock	Awards:	Exercise	Date Fair
			Estimated Future Payouts Under			Estimated Future Payouts			Awards:	Number	or Base	Value of
			Non-Equity Incentive Plan			Under Equity Incentive Plan			Number of	of Shares	Price of	Stock and
			Awards ($) (1)			Awards (2)			Shares of	of Stock	Option	Option
	Grant	Approval	Thresh-		Max-	Thresh-		Maxi-	Stock or	or Units	Awards	Awards
Name	Date	Date	old	Target	imum	old	Target	mum	Units (3)	(4)	($) (5)	($) (6)
Richard L. Marcantonio	9/1/2006	8/23/2006	0	506,250	(1)	—	—	—	13,000	26,001	33.11	643,118
Jeffrey L. Wright	9/1/2006	8/23/2006	0	157,500	(1)	—	—	—	6,365	12,120	33.11	309,887
Robert G. Wood	9/1/2006	8/23/2006	0	188,730	(1)	—	—	—	4,060	7,731	33.11	197,666
David M. Miller	9/1/2006	8/23/2006	0	149,350	(1)	—	—	—	3,150	6,000	33.11	153,377
David F. Fisher	9/1/2006	8/23/2006	0	96,820	(1)	—	—	—	2,205	4,197	33.11	107,339

(1)	These columns reflect threshold and target payouts under our MIP for fiscal 2007. Mr. Wood’s target was converted to USD using a 0.8837 exchange rate. The maximum for NEOs and other executives reporting to the Chairman and Chief Executive Officer are determined based on a formula for the financial measures as follows: for each 6.25% above the EPS target, the payout factor increases by 8.33% and for each 6.25% of company total revenue target, the payout factor increases by 12.5%. The actual amount earned by each NEO is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation table. Over the past five years, we have achieved performance in excess of the target level two times and have achieved the maximum performance level in one of those years (in fiscal 2005). Over the past five years, the payout percentage has ranged from 3% to 229% of senior executive participant’s target award opportunity, with an average payout percentage equal to approximately 90% of the total target award opportunity for this group.

(2)	Not applicable.

(3)	The stock awards granted to NEOs in fiscal 2007 were restricted stock awards. Each share of restricted stock represents the right to receive a share of our Class A Common stock on the vesting date. Restricted stock vests in five equal installments on the first, second, third, fourth, and fifth anniversaries of the grant date. Dividends are paid on these shares.

(4)	Each stock option granted to an NEO in fiscal 2007 represents the right to purchase a share of our Class A Common Stock at a specified exercise price subject to the terms and conditions of the option agreement. These options vest and become exercisable in three equal installments beginning on the first anniversary of the date of grant.

(5)	The exercise price is the fair market value of our Class A Common Stock on the day the option was granted. Fair market value is set based on market close on the day of grant.

(6)	This column represents the grant date fair value of each equity award granted during fiscal 2007, which is calculated in accordance with FAS 123(R). The discussion of the assumptions used for purposes of the valuation set forth in our Annual Report on Form 10-K for the year ended June 30, 2007. By contrast, the amount shown for stock and option awards in the Summary Compensation Table is the amount recognized by the company for financial statement purposes in fiscal 2007 for awards granted in fiscal 2007 and prior years to the NEOs. None of the options or other equity awards granted to the NEOs was repriced or otherwise modified. For information regarding our equity compensation grant practices, please see the Compensation Discussion and Analysis starting on page 7.

Outstanding Equity Awards at Fiscal Year-End 2007
The following table shows the outstanding equity awards for each of the NEOs as of June 30, 2007:

	Option Awards						Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
								Market	Plan	Market or
				Number of			Number	Value of	Awards:	Payout
				Incentive Plan			of Shares	Shares or	Number of	Value of
				Awards:			or Units	Units of	Unearned	Unearned
	Number of	Number of		Number of			of Stock	Stock	Shares,	Shares,
	Securities	Securities		Securities			that	That	Units or	Units or
	Underlying	Underlying		Underlying			Have	Have	Other	Other
	Unexercised	Unexercised		Unexercised	Option	Option	Not	Not	Rights That	Rights That
	Options	Options		Unearned	Exercise	Expiration	Vested	Vested	Have Not	Have Not
Name	Exercisable	Unexercisable		Options	Price ($)	Date (5)	(6)	($) (7)	Vested (8)	Vested (9)
Richard L. Marcantonio	100,000	—			31.32	7/15/12	17,552	693,480	—	—
	10,000	—			35.69	1/2/13
	17,220	—			32.57	8/25/13
	14,640	—			36.41	8/31/14
	14,000	7,000	(1)		42.97	9/1/15
	8,667	17,334	(2)		33.11	9/1/16

Jeffrey L. Wright	7,500	—			53.34	2/8/09	8,910	352,034	—	—
	1,540	—			41.56	9/1/09
	2,639	—			28.50	9/1/10
	3,220	—			27.95	9/1/11
	10,000	—			35.69	1/2/13
	10,002	—			32.57	8/25/13
	5,700	—			36.41	8/31/14
	6,334	3,167	(1)		42.97	9/1/15
	4,040	8,080	(2)		33.11	9/1/16

Robert G. Wood	800	—			46.00	9/1/08	5,974	236,033	—	—
	1,560	—			41.56	9/1/09
	6,000	—			35.69	1/2/13
	6,000	—			32.57	8/25/13
	7,300	—			36.41	8/31/14
	4,100	2,050	(1)		42.97	9/1/15
	450	900	(3)		39.09	2/22/16
	2,577	5,154	(2)		33.11	9/1/16

David M. Miller	6,667	13,333	(4)		38.33	12/19/15	6,520	257,605	—	—
	2,000	4,000	(2)		33.11	9/1/16

David F. Fisher	5,000	—			35.67	5/19/14	2,586	102,173	—	—
	2,734	1,367	(1)		42.97	9/1/15
	1,399	2,798	(2)		33.11	9/1/16

(1)	These options continue to vest and the remaining shares become exercisable on September 1, 2008.

(2)	These options continue to vest and the remaining shares become exercisable in two equal installments on September 1, 2008 and 2009.

(3)	These options continue to vest and the remaining shares become exercisable in two equal installments on February 22, 2008 and 2009.

(4)	These options continue to vest and the remaining shares become exercisable in two equal installments on December 19, 2007 and 2008.

(5)	For each option shown, the expiration date is the tenth anniversary of the date the option was granted.

(6)	The following table indicates the dates when the shares of restricted stock held by each NEO vest and are no longer subject to forfeiture:

	Richard L.	Jeffrey L.	Robert G.	David M.	David F.
Vesting Date	Marcantonio	Wright	Wood	Miller	Fisher
12/19/2007				1,000
1/1/2008	1,000	1,136	1,136
2/22/2008			90
8/31/2008	976	390
9/1/2008	4,000	1,907	1,222	630	715
12/19/2008				1,000
2/22/2009			90
8/31/2009	976	390
9/1/2009	4,000	1,907	1,222	630	715
12/19/2009				1,000
2/22/2010			90
9/1/2010	4,000	1,907	1,222	630	715
12/19/2010				1,000
2/22/2011			90
9/1/2011	2,600	1,273	812	630	441

Total	17,552	8,910	5,974	6,520	2,586

(7)	Calculated by multiplying the number of restricted share by $39.51, the closing price of our Class A Common Stock on June 29, 2007. Dividends are paid on these shares.

(8)	Not applicable

(9)	Not applicable
2007 Option Exercises and Stock Vested
The following table lists the number of shares acquired and the value realized as a result of option exercises by the NEOs in fiscal 2007 and the value of any restricted stock units that vested in fiscal 2007:

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise ($)	Acquired on Vesting	Vesting ($)
Richard L. Marcantonio	0	0	6,376	235,098	(1)
Jeffrey L. Wright	0	0	2,521	92,450	(2)
Robert G. Wood	0	0	2,427	91,096	(3)
David M. Miller	0	0	1,000	38,480	(4)
David F. Fisher	0	0	274	9,072	(5)

(1)	Shown is the expense recognized in our financial statements under FAS 123(R) for restricted stock that vested in fiscal 2007, which is the sum of: 4,000 shares at $39.09 (closing price on day of grant of $39.59, less purchase cost of $0.50), plus 976 shares at $33.18, plus 1,400 shares at $33.11.

(2)	Shown is the expense recognized in our financial statements under FAS 123(R) for restricted stock that vested in fiscal 2007, which is the sum of: 361 shares at $39.09 (closing price at day of grant of $39.59, less purchase cost of $0.5), plus 1,136 shares at $39.09 (closing price at day of grant of $39.59 less purchase cost of $0.5), plus 390 shares at $33.18, plus 634 shares at $33.11.

(3)	Shown is the expense recognized in our financial statements under FAS 123(R) for restricted stock that vested in fiscal 2007, which is the sum of: 791 shares at $37.07 (closing price at date of grant of $37.57, less purchase price of $0.50), plus 410 shares at $33.81, plus 90 shares at $38.95, plus 1,136 at $39.09 (closing price at day of grant of $39.59, less purchase cost of $0.5).

(4)	Shown is the expense recognized in our financial statements under FAS 123(R) for restricted stock that vested in fiscal 2007, which is the sum of 1,000 shares at $38.48.

(5)	Shown is the expense recognized in our financial statements under FAS 123(R) for restricted stock that vested in fiscal 2007, which is the sum of 274 shares at $33.11.

Fiscal 2007 Pension Benefits
The following table shows the present value as of June 30, 2007 of the benefit of the NEOs under our qualified defined benefit pension plan:

		Number of Years
		of Service
		Credited Under
		Plan at FAS	Present Value of
		Measurement	Accumulated Benefit	Payments During Last
Name	Plan Name	Date (#)	($)	Fiscal Year ($)
Richard L. Marcantonio	G&K Services Pension Plan	5.00	66,657	0
	G&K Services SERP	5.00	506,890	0

Jeffrey L. Wright	G&K Services Pension Plan	8.00	46,531	0
	G&K Services SERP	8.00	113,669	0

Robert G. Wood	G&K Services Pension Plan	N/A	N/A	N/A
	G&K Services SERP	N/A	N/A	N/A

David M. Miller	G&K Services Pension Plan	0.00	0	0
	G&K Services SERP	1.00	28,046	0

David F. Fisher	G&K Services Pension Plan	3.00	43,769	0
	G&K Services SERP	3.00	86,719	0

G&K Services Pension Plan
Our NEOs (with the exception of Mr. Wood) participate in our qualified defined pension plan. Effective December 31, 2006, benefits under this plan were frozen, meaning the accrual of future benefits under the plan were discontinued. Benefits are the greater of the amounts determined under the 1989 pension formula or, if the participant is eligible, under the 1988 Pension Formula.
The 1989 pension formula is 2/3rds of 1% of participant’s average compensation plus one-half of 1% of average compensation in excess of covered compensation, multiplied by benefit accrual service at December 31, 2006 (or termination, if earlier, not to exceed 30)
The 1988 Pension Formula
•	Eligibility — if a participant had an accrued benefit under the pension plan as of December 31, 1988, and the participant was not a “Highly Compensated Employee” during the 1989 plan year, he or she is eligible to continue to earn benefits under the 1988 pension formula until the earlier of December 31, 2006, termination or the end of the year preceding the plan year in which he or she became a Highly Compensated Employee.

•	Formula — 50% of the participant’s average compensation, less 75% of the estimated primary social security benefit, multiplied by years of benefit accrual service at December 31, 2006 (or termination, if earlier, not to exceed 30), divided by 30.
Compensation generally means wages, salaries, and other amounts earned for services with the company. This includes, among other items, commissions, incentives, bonuses, and pre-tax contributions to the 401(k) plan. This excludes, among other items, deferrals to deferred compensation plans, amounts realized from stock option plans, and fringe benefits. Average compensation is the average of the five highest consecutive years of compensation out of the ten consecutive years preceding December 31, 2006 (or termination, if earlier). Covered compensation is the average of social security taxable wage bases for the 35-year period ending with the participant’s social security retirement age. An employee attains normal retirement age on the later of the date he or she attains age 65 or the fourth anniversary of the first day of the plan year in which the employee became a participant in the plan. A participant is vested after completing five years of vesting service and is then eligible for vested termination benefits. A vested terminated participant is eligible to commence benefits as early as age 55, in which case, benefits are reduced 6 2/3% for each of the first five years commencements precedes normal retirement age and 3 1/3% for each year thereafter. A participant is eligible for subsidized early retirement benefits if termination occurs after age 60 with at least 30 years of benefit accrual service, in which case, benefits are reduced 3% for each year commencement precedes normal retirement age.
None of the NEOs are currently eligible for subsidized early retirement benefits; although Mr. Marcantonio is eligible to receive the benefits otherwise described in the Change in Control section on page 18 hereof upon certain employment termination events.
The normal payment form is the life only annuity. A variety of other payment forms are available, all equivalent in value if paid over an average lifetime.
G&K Services Supplemental Executive Retirement Plan
The NEOs participate in our supplemental non-qualified defined benefit plan. Effective December 31, 2006, benefits under the plan were frozen, meaning the accrual of future benefits under the plan were discontinued.
Benefits under the plan are determined as 50% of average compensation, multiplied by the ratio of benefit accrual service at December 31, 2006 (or termination, if earlier), divided by projected benefit accrual service to age 60 (no less than 30) determined as of December 31, 2006. If, at December 31, 2006, the participant was at least age 60, then the ratio is benefit accrual service at December 31, 2006 (or termination, if earlier, not to exceed 30) divided by 30. This benefit is subsequently reduced by our pension plan benefits.
Compensation is generally equal to the compensation used for purposes of our pension plan, but also includes any deferrals the participant made to a deferred compensation plan sponsored by the company. Average compensation is the average of the five highest consecutive years of compensation out of the ten consecutive years preceding December 31, 2006 (or termination, if earlier). An employee attains normal retirement age on the date he or she attains age 65. A participant is vested after completing five years of participation service. A vested terminated participant is eligible to commence benefits as early as age 55. A participant is eligible for early retirement benefits if termination occurs after attainment of age 55 and the participant is vested. In either case, the benefit determined for commencement prior to age 65 is the age 65 benefit, before reduction for our pension plan benefit offset, reduced 3 1/3% for each of the first five years commencement precedes age 65 and 6 2/3% for each year thereafter. This is subsequently reduced by our pension plan benefit reduced for commencement under the terms of that plan as of the same date.
Mr. Marcantonio is currently eligible for early retirement under our SERP. The monthly life only benefit, if commenced July 1, 2007, would be $4,329.
The normal payment form is the life only annuity. A variety of other payment forms are available, all equivalent in value if paid over an average lifetime. Distributions are subject to compliance with Section 409A of the Internal Revenue Code.
The SERP contains a non-compete provision. If the participant enters into competition with the company during the three year period following termination of employment, benefits under the SERP are forfeited. This provision is waived for participants working with the company beyond age 65.
FY2007 Nonqualified Deferred Compensation
The following table shows contributions to the NEOs’ deferred compensation account in fiscal 2007 and the aggregate amount of deferred compensation as of June 30, 2007:

	Executive			Aggregate
	Contributions	Registrant	Aggregate	Withdrawals/
	in Last FY ($)	Contributions in	Earnings in Last	Distributions	Aggregate
Name	(1)	Last FY ($)	FY ($)	($)	Balance ($)
Richard L. Marcantonio	128,395	84,988	141,140	—	354,523
Jeffrey L. Wright	50,653	29,415	77,826	—	157,894
Robert G. Wood	N/A	N/A	N/A	N/A	N/A
David M. Miller	22,440	15,098	5,940	—	43,478
David F. Fisher	48,710	21,213	21,098	—	91,021

(1)	Effective January 1, 2007 we increased the amount that an NEO can defer from 10% of both base salary and incentive pay (MIP) to 25% of base salary and 50% of incentive pay. We match 50% of the NEO’s deferral election up to 10% of both base salary and incentive pay (amounts deferred above are not matched). Also effective January 1, 2007, we agreed to make company retirement contributions equal to 2.5% of each NEO’s cash compensation, including pay that exceeds the IRS compensation limit (which was $220,000 in calendar year 2006) to their DEFCO account. If an NEO’s pay exceeds the IRS compensation limit, we will also make a company retirement contribution equal to 4% of the NEO’s cash compensation over the IRS compensation limit.
Change in Control
Following is a discussion of the potential payments under current programs to any of the NEOs in the event of a change in control of the company, followed by a “Change in Control Termination”. At the end of this section is a table indicating the estimated incremental amounts that would have been triggered for each NEO had there been a Change in Control Termination as of June 30, 2007.
We entered into executive employment agreements with Mr. Wright on January 1, 2001; Mr. Marcantonio on July 15, 2002; Mr. Wood on January 1, 2001; Mr. Fisher on May 10, 2004; and Mr. Miller on December 19, 2005. In fiscal 2007, we entered into new employment agreements with four of our NEOs (Messrs Marcantonio, Miller, Wood, and Fisher) to:
•	eliminate some inconsistencies among our current agreements with our executives;

•	address changes in executive compensation arrangements and competitive issues;

•	address governance trends; and

•	allow for periodic review of the agreements by us.
No changes were made to Mr. Wright’s employment agreement during fiscal year 2007.
The employment agreements address termination due to Change in Control and for Good Reason, and provide as follows:
A “Change in Control” occurs when:
•	anyone attains control of 30% of our voting stock;

•	challengers replace a majority of our Board of Directors within two years; or

•	a merger or consolidation with, or disposal of substantially all of our assets to, someone other than the company.
A “Change in Control Termination” occurs with respect to the Chairman and Chief Executive Officer when a Change in Control has taken place and the Chairman and Chief Executive Officer then is terminated within two years of the Change in Control either by the employer for any reason other than for cause, or by the Chairman and Chief Executive Officer for any reason. A “Change in Control Termination” occurs with respect to other NEOs when a change in control has taken place and the NEO then is terminated within one year of the change in control either by the employer for any reason other than for cause, or by the NEO for good reason. Good reason is defined following a change in control, with respect to NEOs other than the Chairman and Chief Executive Officer, to include the following:

•	a substantial adverse involuntary change in the NEO’s status or position as an executive with the company;

•	a material reduction by the company in the NEO’s base salary as in effect on the day before the change in control;

•	material adverse affect in physical working conditions, interfering with the NEO’s work;

•	a requirement to relocate, other than on intermittent basis, more than 35 miles from corporate headquarters as a condition of employment;

•	failure by the company to obtain from any successor an assumption of the Employment Agreement; or

•	attempted termination other than pursuant to the Employment Agreement; or any material breach of the Employment Agreement
Our Chairman and Chief Executive Officer’s executive employment agreement provides that the he may terminate employment for good reason at any time and receive severance benefits, including following a change in control. The definition of good reason in the case of the Chairman and Chief Executive Officer is substantially the same as stated here.
Severance
We are required to make certain payments and to extend certain benefits to our NEO in the event of any termination of our various employment agreements with our NEOs or an NEO’s employment thereunder. Specifically, in the event that an NEO’s employment under the agreement is terminated by us without cause, we must provide to such NEO the following benefits:
•	we must pay to such NEO, as separation pay, an amount equal to eleven months of such NEO’s monthly base salary in effect as of the actual date of termination, such separation pay being made in weekly payments, subject to the terms of such release;

•	subject to the our right to make a lump sum payment to an NEO, if such NEO (or any individual receiving group health plan benefits through him or her) is eligible under applicable law to continue participation in our group health plan and elects to do so, we will, for a period of up to 17 months commencing as of the actual date of termination, continue to pay such NEO’s share of the cost of such benefits as if such NEO remained in our continuous employment, but only while such NEO or such person is not eligible for coverage under any other employer’s group health plan;

•	we will, for a period of at least six months commencing as of the actual date of termination, pay directly to the subject provider or reimburse such NEO for all reasonable expenses of a reputable outplacement organization selected by such NEO, such payments not to exceed $12,000.00 in the aggregate; and

•	we will pay to such NEO any unpaid management incentive bonus earned by such NEO and to which such NEO is entitled as of the last day of the fiscal year prior to the actual date of termination, such payment being made in accordance with the terms of the related plan.
No Executive is required to mitigate our foregoing payment and other obligations, and any NEO’s commencement of employment with another employer will not reduce such obligations.
The table below provides the estimated amounts that would have been triggered for each NEO had there been a termination described above as of June 30, 2007:

Name	Severance ($)		Health Benefits ($)		Outplacement ($)		Car ($)		Total ($)
Marcantonio, Richard L.	2,018,250	(1)	17,068	(3)	25,000	(6)	18,270	(8)	2,078,588
Wright, Jeffrey L.	288,750	(2)	10,430	(4)	12,000	(7)			311,180
Wood, Robert G.	346,005	(2)	16,120	(5)	12,000	(7)			374,125
Miller, David M.	273,808	(2)	16,120	(5)	12,000	(7)			301,928
Fisher, David F.	221,879	(2)	16,120	(5)	12,000	(7)			249,999
Total	3,148,692		75,858		73,000		18,270		3,315,820

(1)	Reflects 2.99 times base salary.

(2)	Reflects 11 months of base salary.

(3)	Reflects 18 months of health benefits.

(4)	Reflects 11 months of health benefits.

(5)	Reflects 17 months of health benefits.

(6)	Outplacement is capped at $25,000 for Mr. Marcantonio.

(7)	Outplacement is capped $12,000 for the remaining NEOs.

(8)	Reflects the annual cost of the leased vehicle of approximately $1,522 per month.

Below is a summary of the benefits provided to the NEOs upon termination employment due to a change in control, the same being qualified in its entirety by reference to the copies of the related agreements previously filed by us and the summary descriptions include with such filings.

Chairman and CEO

In the event Mr. Marcantonio’s employment with us is terminated in connection with a change in control or within two years of any such change in control, we must provide Mr. Marcantonio advance written notice of the date of termination or Mr. Marcantonio may resign, in which case:
•	we will pay Mr. Marcantonio an amount equal to his annual base salary, multiplied by 2.99;

•	we will provide Mr. Marcantonio an amount equal to his full, un-prorated target incentive to which he may have otherwise been entitled under, multiplied by 2.99;

•	we will provide Mr. Marcantonio and any individual receiving group health plan benefits through him the group health plan benefits described above;

•	we will, for a period of at least one year, pay directly or reimburse Mr. Marcantonio for all reasonable outplacement expenses, such payments not to exceed $25,000;

NEOs, other than Chairman and CEO and CFO(1)

In the event of a change in control of the company and the related termination of an NEO’s employment by such NEO for good reason or by us for any reason other than for cause or for no reason, in each case, prior to the first anniversary of the change in control
•	we will pay the NEO an amount equal to 17 months’ of such NEO’s base salary, subject to certain limitations;

•	if such NEO Executive (or any individual receiving group health plan benefits through him) is eligible to continue participation in our group health plan and elects to do so, we must, for a period of up to 17 months, continue to pay such NEO’s share of the cost of such benefits as if he remained in our continuous employment, subject to certain limitations;

•	we will pay Mr. Marcantonio a lump sum payment equal to the value of his then current fringe benefits for 18 months;

•	we will pay Mr. Marcantonio an amount necessary to acquire for, and obtain full title issued in his name of, his car leased by us for him;

•	we will provide Mr. Marcantonio financial planning and tax preparation expenses, not to exceed $5,000.00 per year, or such greater amount as may be determined by our Board of Directors, payable for 18 months; and

•	we will provide Mr. Marcantonio any unpaid management incentive bonus that he had a right to receive on the last day of the prior fiscal year.
Finally, upon the occurrence of a change in control, and without regard to Mr. Marcantonio’s employment status, the following shall occur with respect to any and all economic incentives, including, without limitation, stock options and awards of restricted stock that are owned by Mr. Marcantonio on the date of the change in control:
•	the restrictions set forth in our plan pursuant to which such incentives were granted on all restricted stock awards will lapse immediately as of the date of the change in control;

•	all outstanding options and stock appreciation rights will become exercisable immediately as of the date of the change in control; and

•	all performance shares will be deemed to be met and payment made immediately as of the date of the change in control.
•	we will, for a period of at least six months, pay directly or reimburse such NEO for all reasonable outplacement expenses, such payments not to exceed $12,000;

•	pay the NEO a lump sum payment equal to the amount that is necessary to acquire for, and obtain full title issued in the name of such NEO, any personal automobile then leased by us for him;

•	pay for financial planning and tax preparation expenses, not to exceed $2,500 per annum, subject to increase by of Board of Directors, for 17 months; and

•	pay any management incentive amounts which such NEO earned, and to which such NEO is entitled as of the last day of the prior fiscal year.
In addition, upon the occurrence of a change in control, and without regard to an NEO’s employment status, but presuming that the NEO remains in our employ on the date of the change in control, the following shall occur with respect to any and all economic incentives, including, without limitation, stock options and awards of restricted stock that are owned by such NEO on the date of the change in control
•	the restrictions on any previously issued shares of restricted stock will immediately lapse;

•	all outstanding options and stock appreciation rights will become immediately exercisable; and

•	all performance shares will be deemed to be met and immediate payment made.

(1)	The terms and conditions of Mr. Wright’s employment agreement is substantially the same as described above, provided that, among other things, with the exception of Mr. Wright, the remainder of the NEO’s agreements may be amended or modified by the parties when and as necessary to assure compliance with laws and regulations related to executive compensation and to ensure consistency with company goals and objectives. Also, there are certain definitional differences between the agreements.
The table below provides the estimated incremental amounts that would have been triggered for each NEO had there been a Change in Control Termination as of June 30, 2007:

Name	Severance ($)		Incentive Pay ($)		Health Benefits ($)		Outplacement ($)		Car ($) (10)	Financial Planning		Total ($)
Marcantonio, Richard L.	2,018,250	(1)	1,513,688	(4)	17,068	(5)	25,000	(8)	40,000	5,000	(11)	3,619,006
Wright, Jeffrey L.	315,000	(2)	N/A		10,430	(6)	12,000	(9)	N/A	N/A		337,430
Wood, Robert G.	534,735	(3)	N/A		16,120	(7)	12,000	(9)	11,510	2,500	(12)	576,865
Miller, David M.	423,158	(3)	N/A		16,120	(7)	12,000	(9)	36,000	2,500	(12)	489,778
Fisher, David F.	342,904	(3)	N/A		16,120	(7)	12,000	(9)	43,000	2,500	(12)	416,524
Total	3,634,047		1,513,688		75,858		73,000		130,510	12,500		5,439,603

(1)	Reflects 2.99 times base salary.

(2)	Reflects 12 months of base salary.

(3)	Reflects 17 months of base salary.

(4)	Reflects 2.99 times Mr. Marcantonio’s target incentive amount.

(5)	Reflects 18 months of benefits.

(6)	Reflects 11 months of benefits.

(7)	Reflects 17 months of benefits.

(8)	Outplacement is capped at $25,000 for Mr. Marcantonio.

(9)	Outplacement is capped $12,000 for the remaining NEOs.

(10)	Reflects the book value of the leased vehicle. The book value for Mr. Wood was converted to US dollars using a .8837 exchange rate.

(11)	Financial planning is capped at $5,000 for Mr. Marcantonio.

(12)	Financial planning is capped at $2,500 for the remaining NEOs.
Compensation Paid to Board Members

During fiscal 2007, we paid each director who was not otherwise employed by us an annual fee of $32,000, along with a $2,000 fee for each meeting of the Board of Directors attended in person ($500 for those attended telephonically), and $1,000 for each committee meeting of the Board of Directors attended in person ($500 for those attended telephonically). We also paid a $20,000 retainer to the Presiding Director, a $10,000 retainer to the Chair of the Audit Committee, and a $5,000 retainer to the Chairs of the Compensation and Governance Committees.
In addition, directors who are not otherwise employed by the company participate in the Director Stock Option Plan, which provides for an annual grant to non-employee directors of options to purchase Class A Common Stock. For fiscal 2007, directors were granted 2,400 shares at an option exercise price equal to the market closing price on the date of grant. Each option has a 10-year term and becomes exercisable on the first anniversary of the grant date. Members who were serving as directors upon the original adoption of the 1996 Plan received one-time grants of options to purchase 3,000 shares of Class A Common Stock upon such adoption and, thereafter, each new director has received a one-time grant of options to purchase 3,000 shares of Class A Common Stock upon his or her initial election to the Board of Directors. Each of the 3,000 share options has a 10-year term and vests in three equal installments on each of the first, second and third anniversaries of the grant date.
Directors also receive an annual stock grant for non-employee directors. For fiscal 2007, the stock grant was 1,200 shares of Class A Common Stock on the first business day of each calendar year.
Each director who is not an employee of the company or one or its subsidiaries is eligible to participate in our Amended and Restated Director Deferred Compensation Plan, under which the non-employee director may elect to defer all or part of his or her Board of Director fees and annual stock grants until the earlier of a specific date identified by the non-employee director or the termination of his or her services as a member of the board for any reason. The amount of any cash compensation deferred by a non-employee director is converted into a number of stock units, determined based upon the average of the closing prices of our Class A Common Stock on the NASDAQ National Market during the ten business days preceding the relevant valuation date, and is credited to a deferred compensation account maintained in his or her name. Deferred stock grants are converted on a share-for-share basis on the date of deferral and also credited to the non-employee director’s account. The account will be credited with additional stock units, also based on such average market value, upon payment date for any dividends declared on our Class A Common Stock. At the end of the deferral period, the amounts accumulated in the deferred compensation account will be distributed in the form of Class A Common Stock equal to the number of whole stock units in the account and cash in lieu of any fractional shares (based on such average market value as of the distribution date).
Non-employee directors are not eligible to participate in any company-sponsored pension plan.
Director Summary Compensation Table
The following table shows the compensation of the company’s non-employee directors for services in all capacities to us in 2007, except as otherwise indicated.
We also have in place stock ownership guidelines for our directors. Specifically, each of our directors is required to own a minimum number of shares equal to three times the directors’ annual base retainer. Once achieved, each director must maintain this ownership level at all times during their tenure with the company.

						Change in
					Non-Equity	Pension Value
	Fees Earned	Stock			Incentive	and Deferred		All Other
	or Paid in	Awards	Option		Compensation	Compensation		Compensation
Name	Cash (1) ($)	(2) ($)	Awards		($)	Earnings ($)		($)	Total ($)
Michael Allen	48,000	46,668	27,141	(3)	N/A	N/A		N/A	121,809
Paul Baszucki	48,000	46,668	27,141	(3)	N/A	6,017	(8)	N/A	127,826
John Bronson	53,000	46,668	35,016	(4)	N/A	N/A		N/A	134,684
J Patrick Doyle	47,500	46,668	37,931	(5)	N/A	N/A		N/A	132,099
Wayne Fortun	52,500	46,668	27,141	(3)	N/A	5,839	(9)	N/A	132,148
Ernest Mrozek	46,000	46,668	38,631	(6)	N/A	N/A		N/A	131,299
Lenny Pippin	73,000	46,668	27,141	(3)	N/A	2,998	(10)	N/A	149,807
Alice Richter	58,000	46,668	32,115	(7)	N/A	N/A		N/A	136,783

(1)	Includes amounts deferred at the director’s election. As discussed above, directors can elect to defer all or part of their compensation. See discussion above under the section titled “Compensation Paid to Board Members.”

(2)	Shown is the expense recognized in our financial statements for fiscal 2007 under FAS 123(R) for 1,200 shares of stock awarded to each director on January 2, 2007. Accounting estimates of forfeitures are not included in these figures. Includes amounts deferred at the director’s election. Mr. Pippin elected to defer his fiscal 2007 stock grant of 1,200 shares (see discussion above under the section titled “Compensation Paid to Board Members”).

(3)	Shown is the expense recognized in our financial statements for fiscal 2007 under FAS 123(R) for annual grants of 1,500 stock options awarded on November 10, 2005 and 2,400 stock option shares awarded on January 2, 2007, which was allocated to service provided during fiscal 2007 for Messrs Allen, Baszucki, Fortun and Pippin. Accounting estimates of forfeitures are not included in these figures.

(4)	Shown is the expense recognized in our financial statements for fiscal 2007 under FAS 123(R) for annual grants of 1,500 stock options awarded on November 10, 2005 and 2,400 stock option shares awarded on January 2, 2007, plus the initial grant of 3,000 stock options awarded March 10, 2004, which was allocated to service provided by Mr. Bronson during fiscal 2007. Accounting estimates of forfeitures are not included in these figures.

(5)	Shown is the expense recognized in our financial statements for fiscal 2007 under FAS 123(R) for annual grants of 1,500 stock options awarded November 10, 2005 and 2,400 stock option shares awarded January 2, 2007, plus the initial grant of 3,000 stock options awarded September 1, 2005, which was allocated to service provided by Mr. Doyle during fiscal 2007. Accounting estimates of forfeitures are not included in these figures.

(6)	Shown is the expense recognized in our financial statements for fiscal 2007 under FAS 123(R) for annual grants of 1,500 stock options awarded November 10, 2005 and 2,400 stock option shares awarded January 2, 2007, plus the initial grant of 3,000 stock options awarded February 21, 2005, which was allocated to service provided by Mr. Mrozek during fiscal 2007. Accounting estimates of forfeitures are not included in these figures.

(7)	Shown is the expense recognized in our financial statements for fiscal 2007 under FAS 123(R) for annual grants of 1,500 stock options awarded November 10, 2005 and 2,400 stock option shares awarded January 2, 2007 plus the initial grant of 3,000 stock options awarded November 6, 2003, which was allocated to service provided by Ms. Richter during fiscal 2007. Accounting estimates of forfeitures are not included in these figures.

(8)	Includes interest earned on fee amounts deferred by Mr. Baszucki.

(9)	Includes market gain on 500 shares of stock and fees deferred by Mr. Fortun on January 2, 2006.

(10)	Includes market gain on 1,200 shares of stock deferred by Mr. Pippin on January 2, 2007.
P R O P O S A L  N U M B E R 2:
To Ratify the Appointment of Independent Auditors
Our Board of Directors and management are committed to the quality, integrity and transparency of the company’s financial reports. Independent auditors play an important part in our system of financial control. In accordance with the duties set forth in its written charter, the Audit Committee of our Board of Directors has appointed Ernst & Young LLP as our independent auditors for the 2007 fiscal year. A representative of Ernst & Young LLP will attend this year’s annual meeting and will be available to respond to appropriate questions from shareholders, and also will have the opportunity to make a statement if he or she desires to do so.
If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee may reconsider its selection, but is not required to do so. Notwithstanding the proposed ratification of the appointment of Ernst & Young LLP by the shareholders, the Audit Committee, in its discretion, may direct the appointment of new independent auditors at any time during the year without notice to, or the consent of, the shareholders, if the Audit Committee determines that such a change would be in our best interests and the best interests of our shareholders.
Fees Billed to Company by Auditors:
Set forth below are the fees billed by Ernst & Young LLP for the fiscal years ended June 30, 2007 and July 1, 2006:

	Fiscal Year	Fiscal Year
	Ended	Ended
	June 30, 2007	July 1, 2006

Audit Fees(1)	$688,800	$628,700
Audit-Related Fees(2)	16,200	61,792
Tax Fees	376,159 (3)	182,712 (4)
All Other Fees	—	—

Total	$1,081,159	$873,204

(1)	Represents amounts related to the audit of our annual consolidated financial statements and the review of our consolidated financial statements included in our quarterly reports on Form 10-Q. For fiscal years 2007 and 2006, this amount also includes fees for an internal control review pursuant to Section 404 of the Sarbanes Oxley Act of 2002.

(2)	Represents amounts reasonably related to the performance of the audit or review of our consolidated financial statements which are not reported under the Audit Fees category.

(3)	Represents $238,404 related to tax compliance services and $137,755 related to tax planning services.

(4)	Represents $158,387 related to tax compliance services and $24,325 related to tax planning services.
The Audit Committee of our Board of Directors has reviewed the services described in footnotes (2) and (3) above provided by Ernst & Young LLP as well as the amounts billed for such services, and after consideration has determined that the receipt of these fees by Ernst & Young LLP is compatible with the provision of independent audit services. The Audit Committee has discussed these services and fees with Ernst & Young LLP and management to determine that they are appropriate under applicable rules and regulations.
Pre-Approval Policy
All services performed by Ernst & Young LLP have been pre-approved in accordance with the Audit Committee charter. The charter provides that all audit and non-audit accounting services that are permitted to be performed by our independent accountant under applicable rules and regulations must be pre-approved by the Audit Committee or by designated independent members of the Audit Committee, other than with respect to de minimus exceptions permitted under Section 202 of the Sarbanes-Oxley Act of 2002.
Prior to or as soon as practicable following the beginning of each fiscal year, a description of audit, audit-related, tax, and other services expected to be performed by Ernst & Young LLP in the following fiscal year is presented to the Audit Committee for approval. Following such approval, any requests for audit, audit-related, tax, and other services not presented and pre-approved must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, may be delegated to one or more members of the Audit Committee who are independent directors. In the event such authority is so delegated, the full Audit Committee must be updated at the next regularly scheduled meeting with respect to any services that were granted specific pre-approval by delegation. During the fiscal year 2007 the Audit Committee has functioned in conformance with these procedures.
GOVERNANCE OF THE COMPANY
Board of Directors and Committees
Board of Directors
Our Board of Directors held seven meetings during fiscal 2007, five of which were held in person and two of which were conducted via telephone. We have established certain committees of our Board of Directors, as follows: an Audit Committee, a Compensation Committee and a Corporate Governance Committee. No director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the committees of the board on which such director served during the 2007 fiscal year. On August 25, 2005, the Board of Directors created the position of Presiding Director and elected Mr. M. Lenny Pippin to serve in that capacity. Chosen from among the board’s independent directors, the Presiding Director’s primary responsibility is to ensure that the board functions independently of management and that proper communication is maintained among management and the board’s independent directors.
Director Attendance at Annual Meetings of Shareholders
We do not have a formal policy with respect to attendance by board members at the annual meeting of shareholders, but all directors are encouraged to attend, and we attempt to coordinate scheduling of our annual meeting of shareholders to accommodate attendance by directors. All of our directors attended our fiscal 2007 annual meeting of shareholders.
Independence
With the exception of Mr. Marcantonio, all of the members of our Board of Directors are independent within the meaning of applicable Nasdaq and SEC rules.
Corporate Governance Committee
We have established a Corporate Governance Committee of the Board of Directors comprised solely of “independent directors” (as defined by applicable rules and regulations of the Securities Exchange Commission, Nasdaq and other relevant regulatory bodies), at least one of whom also serves on the Compensation Committee of the board. The primary role of the Corporate Governance Committee is to monitor the effectiveness of the board in carrying out certain responsibilities, and to review annually the performance of the company’s Chief Executive Officer and the operation of the full Board of Directors (including its Chair and its various committees). In addition, the Corporate Governance Committee presents qualified director candidates to the full board and considers qualified nominees recommended by shareholders.
The Corporate Governance Committee, which presently consists of Chair M. Lenny Pippin, Messrs. Baszucki and Bronson held five meetings during fiscal 2007, all of which were held in person, and did not take action by written consent. The report of the Corporate Governance Committee appears below. Our Board of Directors has adopted a written charter for the Corporate Governance Committee, a copy of which is available at our website at http://www.gkservices.com.
Audit Committee
We have established an Audit Committee of the Board of Directors which assists the Board of Directors in fulfilling certain oversight responsibilities and consists solely of independent directors. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, a copy of which is available at our website at http://www.gkservices.com. As set forth in the charter, the primary responsibilities of the Audit Committee include: (i) serving as an independent and objective party to monitor our financial reporting process and internal control system; (ii) reviewing and appraising the audit efforts of our independent auditors and internal audit department; and (iii) providing an open avenue of communication among the independent auditors, financial and senior management, the internal audit department, and our Board of Directors. The charter also requires that the Audit Committee appoint our independent auditors and review and pre-approve the performance of all audit and non-audit accounting services to be performed by our independent auditors, other than services falling within the de minimus exceptions permitted under Section 202 of the Sarbanes-Oxley Act of 2002.
The Audit Committee, which presently consists of Chair Alice M. Richter and Messrs. Allen and Mrozek, held nine meetings during fiscal 2007, four of which were held in person and five of which were conducted via telephone, and did not take action by written consent. The Audit Committee met and held discussions with financial management and representatives from Ernst & Young LLP prior to the public release of earnings information for each of our completed fiscal periods, and prior to each quarterly report on Form 10-Q and annual report on Form 10-K being filed with the Securities and Exchange Commission.
Our Board of Directors has determined that two members of the Audit Committee, specifically Ms. Richter and Mr. Mrozek, are “Audit Committee Financial Experts” as that term is defined in Item 401(h)(2) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended. In addition, each member of the Audit Committee (including Ms. Richter and Mr. Mrozek) is an “independent director,” as such term is defined in Rule 4200(a)(15) of Nasdaq’s listing standards, and meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. Our Board of Directors has also determined that each of the Audit Committee members is able to read and understand fundamental financial statements and that at least one member of the Audit Committee has past employment experience in finance or accounting.
Compensation Committee
The Compensation Committee of the Board of Directors, which presently consists of Chair Wayne M. Fortun and Messrs. Bronson and Doyle, held six meetings during fiscal 2007, all but one of which was held in person. All members of the Compensation Committee are independent directors within the meaning of Nasdaq’s Rule 4200(a)(15). The Compensation Committee reviews our remuneration policies and practices and makes recommendations to our board in connection with all compensation matters affecting our executive officers. Our Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available at our website at http://www.gkservices.com.

Ability of Shareholders to Communicate with the Company’s Board of Directors
We have established means for shareholders and others to communicate with our Board of Directors. If a shareholder wishes to address a matter regarding our financial statements, accounting practices or internal controls, the matter should be submitted in writing addressed to the Chair of the Audit Committee in care of the Corporate Secretary at our headquarters address. If the matter relates to our governance practices, business ethics or corporate conduct, it should be submitted in writing addressed to the Chair of the Corporate Governance Committee in care of the Corporate Secretary at our headquarters address. If a shareholder is unsure where to direct a communication, the shareholder may direct it in writing to the Chair of the Board of Directors, or to any one of the independent directors of the company, in care of the Corporate Secretary at our headquarters address. These shareholder communications will be forwarded by the Corporate Secretary to the appropriate addressee.
Report of the Audit Committee
The Audit Committee has reviewed our audited consolidated financial statements for the last fiscal year, and has discussed them with management and the independent registered public accounting firm.
Specifically, the Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.
The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the auditors their independence, including a consideration of the compatibility of non-audit services with such independence.
The Audit Committee, based on the review and discussions described above with management and Ernst & Young LLP, has recommended to our Board of Directors, which adopted this recommendation, that the audited consolidated financial statements be included in our annual report on Form 10-K for fiscal 2007 for filing with the Securities and Exchange Commission.
As reported:
Alice M. Richter
Michael G. Allen
Ernest J. Mrozek
The Audit Committee Report set forth above will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate such reports by reference, and such report will not otherwise be deemed to be soliciting materials or to be filed under such acts.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee was during fiscal 2007 an officer, former officer or employee of the company or any of its subsidiaries. During fiscal 2007, no executive officer of the company served as a member of (i) the compensation committee of another entity, one of whose executive officers served on the compensation committee of our Board of Directors, (ii) the board of directors of another entity, one of whose executive officers served on the Compensation Committee of our Board of Directors, or (iii) the compensation committee (or other board committee performing equivalent functions, or in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a member of our board of directors.
Report of the Corporate Governance Committee
Composition
The Corporate Governance Committee of our Board of Directors is comprised of three directors, each of whom meets the definition of “independence” set forth in the NASDAQ’s corporate governance listing standards. The Corporate Governance Committee has one member in common with the Compensation Committee. The Chair and members of the Corporate Governance Committee are appointed annually by the Board of Directors at the annual organizational meeting of the board.
Responsibilities
The Governance Committee is responsible for monitoring the effectiveness of our Board of Directors in carrying out its responsibilities to:
•	represent and protect the interests of shareholders;

•	assure appropriate board composition;

•	choose a Chief Executive Officer and assess his or her performance;

•	assure that succession plans for senior management are developed and implemented;

•	provide general advice and counsel to management of the company;

•	review and approve strategic plans; and

•	have board meetings that are well organized, focus on strategic issues, encourage open and frank discussion, and provide useful contributions from the board members.
A complete description of the committee’s responsibilities can be found in its charter.
The Governance Committee oversaw an effective corporate governance structure during the 2007 fiscal year, including

•	implementing the board’s Corporate Governance Guidelines and Directors’ Code of Conduct;

•	working with the Compensation Committee on an effective process for evaluation of the company’s Chief Executive Officer;

•	executing and acting upon board evaluations;

•	maintaining the Governance Committee charter, and reviewing charters of the various other board committees;

•	reviewing the company’s legal compliance and ethics program; and

•	determining the committee structure and membership of the board, and establishing a practice regarding rotation of committee membership.
Each fiscal year, the Governance Committee, as well as our entire Board of Directors, conducts a comprehensive talent review of each individual management positions of the company. The review includes analysis of capabilities of individuals performing at each management level, and the potential for succession by individuals among levels. The committee is comfortable with both the depth and thoroughness of this review, and with the succession plans and planning process of the company.
During fiscal year 2007, the Governance Committee worked with the Compensation Committee of the board to adopt a new board director compensation program. The Governance Committee assisted in developing the following director compensation principles:
•	compensation should represent a moderately important element of the company’s director value proposition;

•	compensation levels should generally target the competitive market median for director pay, and the mix of cash and equity compensation should be consistent with market considerations;

•	compensation levels should be based on the members’ various board roles: board member, committee member, committee Chair;

•	the compensation program design should ensure that rewards are tied to the successful performance of the company’s stock; and

•	to the extent practical, the company’s director compensation principles should parallel those of the company’s executive compensation program.
These principles provide the foundation for developing a new board compensation program. The compensation program adopted and in place for fiscal year 2007 for each independent, non-employee member of the board is reported elsewhere herein.
Key activities planned to be taken by the committee for fiscal year 2008 include:
•	annual review of the operation and effectiveness of the board and its committees;

•	review of legal compliance and ethics governance programs;

•	conduct performance review of the company’s Chief Executive Officer;

•	with the full board, review general succession plans for the company’s senior management; and

•	regularly monitor and review governance-related legal developments and best governance practices.
The committee is committed to continuous improvement in the company’s corporate governance policies, practices and procedures, using best practices in public corporate environments, and believes that strong corporate governance is a fundamental ingredient to building shareholder value.
As reported:
M. Lenny Pippin, Chair
Paul Baszucki
John Bronson
Consideration of Director Candidates
The Corporate Governance Committee, together with the Chairman of the Board of Directors and other directors, recruits director candidates and presents qualified candidates to the full Board of Directors for consideration. At each annual shareholders’ meeting, the Board of Directors proposes to the shareholders a slate of nominees for election or re-election to the board. Shareholders may propose director nominees for consideration by the Corporate Governance Committee by submitting a recommendation in writing to the Chair of the Corporate Governance Committee, in care of the company’s Secretary at the company’s headquarters address.
Qualified director candidates will be considered without regard to race, color, religion, sex, ancestry, national origin or disability. The Corporate Governance Committee will consider each candidate’s general business and industry experience, his or her ability to act on behalf of shareholders, overall board diversity, potential concerns regarding independence or conflicts of interest and other factors relevant in evaluating board nominees. If the Corporate Governance Committee approves a candidate for further review following an initial screening, the Corporate Governance Committee will establish an interview process for the candidate. Generally, the candidate will meet with at least a majority of the members of the Corporate Governance Committee, along with the company’s Chairman and Chief Executive Officer. Contemporaneously with the interview process, the Corporate Governance Committee will conduct a comprehensive conflicts-of-interest assessment of the candidate. The Corporate Governance Committee will consider reports of the interviews and the conflicts-of-interest assessment to determine whether to recommend the candidate to the full Board of Directors. The Corporate Governance Committee will also take into consideration the candidate’s personal attributes, including personal integrity, loyalty to the company and concern for its success and welfare, willingness to apply sound and independent business judgment, awareness of a director’s vital part in the company’s good corporate citizenship and image, time available for meetings and consultation on company matters, and willingness to assume broad, fiduciary responsibility.
Code of Business Conduct and Ethics
We have adopted a Code of Conduct for our Board of Directors and a Code of Ethical Conduct for Senior Executives and Financial Managers. The latter of these codes, as applied to our principal financial officers, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act. These codes are posted on our website at http://www.gkservices.com. We intend to promptly disclose on our website amendments to certain provisions of these codes, and any waivers of provisions of these code required to be disclosed under the rules of the SEC or NASDAQ.

Voting Securities and Principal Holders Thereof
The following table sets forth, as of September 18, 2007, the record date for the annual meeting, certain information with regard to the beneficial ownership of our common stock and the voting power resulting from the ownership of such stock by (i) all persons known by us to be the owner, of record or beneficially, of more than 5% of our outstanding common stock, (ii) each of our directors and each of the nominees for election to our Board of Directors, (iii) each Named Executive Officer, and (iv) all executive officers and directors as a group, without regard to whether such persons are also reporting persons for purposes of Section 16(a) of the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, the address of each of the following persons is 5995 Opus Parkway, Minnetonka, Minnesota 55343.

	Class A Common Stock
			Percent of
Name of Beneficial Owner (1)	Number of Shares		Class

Richard L. Marcantonio	220,407	(2)	*
Jeffrey L. Wright	81,973	(3)	*
Robert G. Wood	50,058	(4)	*
David F. Fisher	15,328	(5)	*
David M. Miller	22,097	(6)	*
Douglas A. Milroy	12,390		*
Thomas J. Dietz	6,684	(7)	*
Michael G. Allen	10,200	(8)	*
Paul Baszucki	15,200	(9)	*
John S. Bronson	7,200	(10)	*
J. Patrick Doyle	5,200	(11)	*
Wayne M. Fortun	18,935	(12)	*
Ernest J. Mrozek	5,200	(13)	*
M. Lenny Pippin	9,200	(14)	*
Alice M. Richter	7,700	(15)	*
All executive officers and directors as a group (14 persons)	487,771	(16)	2.27%

T. Rowe Price Associates, Inc.(17) 100 East Pratt Street Baltimore, MD 21202	2,442,170		11.37%

Dimensional Fund Advisors, Inc.(17) 1299 Ocean Avenue 11th Floor Santa Monica, CA 90401	1,810,415		8.43%

Cooke & Bieler LP(17) 1700 Market Street Suite 3222 Philadelphia, PA 19103	1,676,036		7.80%

Barclays Global Investors NA(17) 45 Fremont Street San Francisco, CA 94105	1,178,447		5.49%

*	Indicates an amount less than 1%.

(1)	Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares shown opposite the name of such person or group.

(2)	Includes 164,527 shares subject to stock options that are exercisable within the next 60 days.

(3)	Includes 50,975 shares subject to stock options that are exercisable within the next 60 days.

(4)	Includes 28,787 shares subject to stock options that are exercisable within the next 60 days.

(5)	Includes 9,133 shares subject to stock options that are exercisable within the next 60 days.

(6)	Includes 8,667 shares subject to stock options that are exercisable within the next 60 days.

(7)	Includes 3,034 shares subject to stock options that are exercisable within the next 60 days.

(8)	Includes 7,500 shares subject to stock options that are exercisable within the next 60 days.

(9)	Includes 8,500 shares subject to stock options that are exercisable within the next 60 days.

(10)	Includes 5,500 shares subject to stock options that are exercisable within the next 60 days.

(11)	Includes 3,500 shares subject to stock options that are exercisable within the next 60 days.

(12)	Includes 8,500 shares subject to stock options that are exercisable within the next 60 days.

(13)	Includes 3,500 shares subject to stock options that are exercisable within the next 60 days.

(14)	Includes 7,500 shares subject to stock options that are exercisable within the next 60 days.

(15)	Includes 5,500 shares subject to stock options that are exercisable within the next 60 days.

(16)	Includes 315,123 shares subject to stock options that are exercisable within the next 60 days.

(17)	Based solely upon the most recent report filed with the Securities and Exchange Commission pursuant to Rule 13f-1 of the Securities Exchange Act of 1934, as amended.

The foregoing footnotes are provided for informational purposes only and each person disclaims beneficial ownership of shares owned by any member of his or her family, or held in trust for any other person, including family members, or held by a family limited partnership or foundation.
Certain Transactions
Our board reviews and approves any transactions with related parties in which the related person has or will have a material direct or indirect interest. Our board’s related review and approval policies are not in writing, but in conducting such reviews and approving such transactions, among other things, our board considers the type of transaction proposed, appropriate regulatory requirements, the monetary value of the transaction, the nature of the goods and/or services involved and whether the transaction may influence the related person’s ability to exercise independent business judgment when conducting the company’s business and affairs.
On June 25, 2002, we entered into an Executive Employment Agreement with Richard L. Marcantonio that became effective on July 15, 2002 and under which Mr. Marcantonio currently serves as our Chairman and Chief Executive Officer. Pursuant to this agreement, we agreed to extend a $400,000 interest-free loan to Mr. Marcantonio to help offset certain expenses related to the transition from Mr. Marcantonio’s former employment. As contemplated by this agreement, we entered into a loan transaction with Mr. Marcantonio on July 26, 2002. Under the terms of the loan, the principal amount is payable in five annual installments of $80,000 beginning on the first anniversary of the date of the loan, except that we forgive $40,000 of each installment so long as Mr. Marcantonio continues in our employment. The installment payments will further be reduced by the amount of any income tax imposed resulting from the above-referenced forgiveness or the interest-free nature of the loan. Mr. Marcantonio has pledged certain securities to us to secure his repayment obligations. Respective installments of $80,000 became due and payable on each of July 26, 2003, 2004, 2005, 2006 and 2007, and $40,000 of each installment was forgiven by us. Mr. Marcantonio is current in all repayment obligations that have come due under this loan and as of July 26, 2007 Mr. Marcantonio has paid the remaining balance due on the loan. Mr. Marcantonio also benefited from additional $17,720 “gross-up” payments made by us to offset the income tax effect of the forgiven portions of each loan installment. The highest principal amount of this loan outstanding during fiscal 2007 was $80,000.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the Nasdaq Global Select Market. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Except with respect to one Form 4 filing made by Mr. Baszucki, based solely on our review of the copies of such forms furnished to the company, or written representations that no Forms 5 were required, we believe that during fiscal 2007, our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.
Proposals of Shareholders for the 2008 Annual Meeting
Rule 14a-8
Any shareholder who desires to submit a proposal for action by the shareholders at the next annual shareholders’ meeting, which is the 2008 annual meeting following our 2008 fiscal year, must submit that proposal in writing to our Corporate Secretary at our corporate headquarters by approximately June 2, 2008 to have the proposal included in our proxy statement for that meeting.
Advance Notice Provision
Our bylaws also have an advance notice procedure that shareholders must comply with to bring business before an annual meeting of shareholders. The advance notice procedure requires that a shareholder interested in presenting a proposal for action at an annual meeting of shareholders must deliver a written notice of the proposal, together with certain specified information relating to such shareholder’s stock ownership, identity and other matters, to our Corporate Secretary at least 120 days in advance of the date that our proxy statement was released to shareholders in connection with the previous year, or if the date of the annual meeting has changed by more than 30 days from the date contemplated at the time of the previous years proxy statement, the notice must be received not less than 120 days in advance of the first date that the solicitation was made. We currently contemplate mailing our 2008 proxy statement to its shareholders in early October 2008. Therefore, proposals need to be submitted in accordance with the foregoing by approximately June 2, 2008.
Due to the complexity of the respective rights of the shareholders and the company under Rule 14a-8 and the advance notice provision, any shareholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. We suggest that any such proposal be submitted to the company by certified mail, return receipt requested.

Discretionary Proxy Voting Authority /
Untimely Shareholder Proposals
Rule 14a-4 promulgated under the Securities and Exchange Act of 1934 governs the company’s use of its discretionary proxy voting authority with respect to a shareholder proposal that the shareholder has not sought to include in the company’s proxy statement. The rule provides that if a proponent of a proposal fails to notify the company prior to the date specified in the company’s advance notice provision, management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter.
With respect to the company’s next annual shareholders’ meeting, if the company is not provided notice of a shareholder proposal, which the shareholder has not previously sought to include in the company’s proxy statement, by approximately May 31, 2007, the management proxies will be allowed to use their discretionary authority as outlined above.
Shareholders Sharing an Address
Shareholders sharing an address with another shareholder may receive only one copy of our annual report and proxy materials at that address unless they have provided contrary instructions. Any such shareholder who wishes to receive a separate annual report or set of proxy materials now or in the future may write us to request a separate copy of these materials from Investor Relations, G&K Services, Inc. 5995 Opus Parkway, Minnetonka, MN 55343, or by calling Investor Relations, at (952) 912-5500. Any shareholders sharing an address with another shareholder can request delivery of a single copy of annual reports or proxy statements if they are receiving multiple copies of annual reports or proxy statements by contacting us as set forth above.
Available Information
A copy of our Form 10-K for the fiscal year ended June 30, 2007, as filed with the SEC, including the financial statements, schedules and list of exhibits, and any exhibit specifically requested, will be furnished without charge to any shareholder upon written request. Please write or call our Director of Investor Relations at the following address or telephone number: G&K Services, Inc., 5955 Opus Parkway, Minnetonka, Minnesota 55343; phone (952) 912-5000. You may also access a copy of our Form 10-K on both our web site at http://www.gkservices.com and the SEC’s web site at http://www.sec.gov.
Solicitation
We will bear the cost of preparing, assembling and mailing the proxy, proxy statement, annual report and other material which may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by us for their expenses in doing so. Proxies are being solicited primarily by mail, but, in addition officers and regular employees of the company may solicit proxies personally, by telephone, by special letter, or via the Internet.
Our Board of Directors does not intend to present to the meeting any other matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.
By Order of the Board of Directors
G&K Services, Inc.
/s/ Richard L. Marcantonio
Richard L. Marcantonio
Chairman and Chief Executive Officer

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
5995 OPUS PARKWAY ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER MINNETONKA, MN 55343 COMMUNICATIONS
If you would like to reduce the costs incurred by G&K Services, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to G&K Services, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: GKSRV1 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY G&K SERVICES, INC
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
For Withhold For All To withhold authority to vote for any individual Vote on Directors All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Proposal to elect three Class III directors for a term of three years.
Nominees: 0 0 0 01) John S. Bronson 02) Wayne M. Fortun 03) Ernest J. Mrozek
Vote on Proposals For Against Abstain
2. Proposal to ratify the appointment of Ernst & Young LLP, Independent Registered Public Accounting Firm, 0 0 0 as our independent auditors for fiscal 2008.
3. Upon such other business as may properly come before the meeting or any adjournment thereof.
(Shareholder must sign exactly as the name appears above. When signed as a corporate officer, executor, administrator, trustee, guardian, etc., please give full title as such. Both joint tenants must sign.)
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

G&K SERVICES, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
November 15, 2007
The undersigned, a shareholder of G&K Services, Inc., hereby appoints Richard L. Marcantonio and Jeffrey L. Cotter, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the annual shareholders’ meeting of G&K Services, Inc. to be held at the Marquette Hotel, 710 Marquette Avenue, Universe Meeting Room, 50th Floor, IDS Building, Minneapolis, Minnesota, 55402, on Thursday, November 15, 2007, at 10:00 a.m. Central Standard Time, and at any and all adjournments thereof, with all the powers which the undersigned would possess if personally present.
The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the Annual Meeting of Shareholders.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
When properly executed, this proxy will be voted on the proposals set forth herein as directed by the shareholder, but if no direction is made in the space provided, this proxy will be voted FOR the election of all nominees for director and FOR ratification of the appointment of auditors.
(Continued, and TO BE COMPLETED AND SIGNED, on the reverse side)